Exhibit 10.55

IDACORP Financial Services, Inc.

                                                                                                [Date], 2008

[Name]

[Address]

Re:       Section 409A Modifications to your Deferred Compensation
Agreement with IDACORP Financial Services, Inc.

This letter agreement will serve as an amendment to your Deferred Compensation Agreement and is intended to reflect recent changes in the interest rate on deferred compensation and to bring your Deferred Compensation Agreement into documentary compliance with Section 409A of the Internal Revenue Code.  Please read this letter and the attachments carefully and if you agree to the amendments reflected in Annex B, please sign where indicated and return to me as soon as possible, but in no event later than December 31, 2008.

Dear [    ]:

As part of our review of the Company’s compensation plans for compliance with Section 409A of the Internal Revenue Code, we have reviewed the director deferred compensation agreements and determined that they should be amended to help ensure they comply with Section 409A.  A copy of your deferred compensation agreement and any amendments thereto is attached hereto as Annex A (the “Deferral Agreement”).

Section 409A imposes significant, adverse taxes on individuals whose compensation is deferred (including accelerated income tax recognition and imposition of a 20% additional tax and interest) if the terms of the governing deferred compensation plan or agreement do not comply with Section 409A and related regulations by the end of 2008.

            In addition, the Compensation Committee of the Board of Directors (the “Board”) of the Company recently approved changes to how interest will be credited under the Deferral Agreement.  Any cash director fees that you deferred before 2009 for your service as a member of the Board will continue to be credited with the preceding month’s average Moody’s Long-Term Corporate Bond Yield for utilities (the “Moody’s Rate”) plus three percent, as stated in the Deferral Agreement, until January 1, 2019 when the interest rate will change to the Moody’s Rate.  All cash fees that you defer for service as a member of the Board beginning January 1, 2009 will be credited with interest at the Moody’s Rate, rather than at the Moody’s Rate plus three percent.  Interest is calculated on a pro rata basis each month using a 360-day year and the average Moody’s Rate for the preceding month.

Description of Amendments

Following are the amendments that will be made to your Deferral Agreement, together with an explanation of why the amendments are necessary.

•                     “Separation from Service.”  Under Section 409A, deferred compensation generally must be paid on a specified date or dates or on a payment event listed in Section 409A.  A “separation from service,” as that term is used in Section 409A, is a permissible payment event.

Sections 3(a) and 3(b) of your Deferral Agreement provide that payments will be made (or annual installments will commence) after “Director ceases to be a member of the Board.”  Section 3(a) is hereby amended to read instead “Director experiences a separation from service, as that term is used in Section 409A(a)(2)(A)(i) of the Internal Revenue Code of 1986, as amended (“Separation from Service”), with the Company.”  Section 3(b) is hereby amended to read instead “Director experiences a Separation from Service with the Company.”

It is possible for a director to cease being a member of the Board, but not have a “separation from service,” as that term is used in Section 409A.  For example, if a director were to provide substantial services to the company as a consultant after ceasing to be a member of the Board, that may not constitute a separation from service for purposes of Section 409A.  Making a payment to the director in that case would violate Section 409A.

•                     Specifying a Payment Date.  As noted above, Section 409A permits payment of deferred compensation on a specified date or dates or on a payment event listed in Section 409A.  A date can be a pre-specified date (such as January 1, 2012) or it can be a date that is tied to a permissible payment event (such as the first anniversary of separation from service).  A specified date can also be a period within one taxable year (such as the first 90 days of 2012 or the first 90 days of the calendar year following the year of separation from service).

Lump Sum Payments.  Your Deferral Agreement allowed you to elect to receive your payments either in a lump sum or in up to ten annual installments.  The lump sum payment provision (Section 3(a)) states that payment will be made “as soon as practicable” after the first business day of the calendar year following the year the director ceases to be a member of the Board.  Because making payments “as soon as practicable” after an event, without further limitation, may not comply with Section 409A, this provision is hereby amended to add “(but not more than 90 days)” after “as soon as practicable.”

Installment Payments.  Your Deferral Agreement’s installment payment provision (Section 3(b)) provides for annual cash installment payments to be made commencing “on the first business day of the calendar year” following the year in which you cease to be a member of the Board.  This provision is hereby amended to state that each installment payment will be made on the first business day of the calendar year.

Payment Following Death.  Your Deferral Agreement’s payment provision relating to payment at death (Section 6) provides that payment will be made “as soon as practicable after the death of Director.” Because providing for payment to be made “as soon as practicable” after an event, without further limitation, may not comply with Section 409A, this provision is hereby amended to add “(but not later than 90 days)” after “as soon as practicable.”

Annex B hereto reflects Sections 3(a), 3(b) and 6, as amended hereby.

If you have any questions, please contact me at (208) 388-2878.

                                                                                                Very truly yours,

                                                                                                Patrick A. Harrington

                                                                                                Corporate Secretary

AGREED:

____________________                                ____________________

[Name]                                                            Date

Attachments

ANNEX A

ANNEX B

Section 3(a), as amended, reads as follows:

(a)        ___      a payment of cash as soon as practicable (but not more than 90 days) after the first business day of the calendar year following the year in which Director [ceases to be a member of the Board] experiences a separation from service, as that term is used in Section 409A(a)(2)(A)(i) of the Internal Revenue Code of 1986, as amended (“Separation from Service”), with the Company, such amount equal to the credit balance of Director’s interest account as provided in Section 4 below.

Section 3(b), as amended, reads as follows:

(b)        ___      in a series of ____ annual cash installment payments (not more than 10) to be made [commencing] on the first business day of the calendar year commencing with the calendar year following the year in which Director [ceases to be a member of the Board] experiences a Separation from Service with the Company.  The unpaid credit balance of the deferred Fees shall continue to be adjusted, as provided in Section 4 of this Agreement, during the period that Director or Director’s beneficiary is receiving such installment payments.

Section 6, as amended, reads as follows:

            6.         Payment of Deferred Fees in the Event of Death.  In the event of the death of Director while a member of the Board or prior to the full payment to Director of the Fees deferred under this Agreement then the credit balance remaining in Director’s interest account shall be paid in a single lump sum payment to Director’s designated beneficiary or beneficiaries.  Such single sum payment shall be made as soon as practicable (but not later than 90 days) after the death of Director.  If any dispute shall arise as to the entitlement of any person to any portion of the deferred Fees, the Corporation’s obligations under this Agreement will be satisfied if it makes payment to Director’s estate.

[bracketed language in Annex B deleted]